UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 31, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 3 pages.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Named Executive Officer

(e)	Proposed entry into and amendment of material compensatory arrangement

As of August 31, 2007, Paul L. Cahan, President, Ammunition and Clay Target Operations of Remington Arms Company, Inc. (“Remington”), resigned his position with Remington, effective immediately.

In connection with Mr. Cahan’s resignation, Mr. Cahan and Remington expect to enter into a Confidential Severance Agreement and General Release that would be effective as of August 31, 2007 (the “Proposed Severance Agreement”). Per the terms of the Proposed Severance Agreement, during the six-month period beginning September 1, 2007 and ending February 28, 2008 (the “Severance Pay Period”), Mr. Cahan would be entitled to receive certain payments equal to an aggregate amount of $384,534 (the “Payment Amount”), payable in six equal monthly installments of $64,089 in accordance with Remington's normal payroll cycle during the Severance Pay Period. In the event of his death before the end of the Severance Pay Period, the Payment Amount would be paid to his surviving spouse, or if he had no surviving spouse, then to his estate. Mr. Cahan also would be entitled to receive the benefits provided by the Special Supplemental Retirement Plan for Paul Cahan and certain medical and retirement plan benefits.

The Proposed Severance Agreement also would provide for a general release by Mr. Cahan in favor of Remington and its affiliates, agents and successors from and against any claim that Mr. Cahan has or may in the future have against Remington and its affiliates, agents and successors for losses, expenses or damages arising out of his employment with Remington and the termination of such employment. In addition, the 2007 Executive Employment Agreement between Remington and Mr. Cahan, dated as of May 31, 2007 (the “Employment Agreement”), would become null and void as of August 31, 2007, except for Sections 8 through 15 of the Employment Agreement relating to unauthorized disclosure, non-competition, non-solicitation of customers and employees, return of property, non-disparagement, compliance with covenants, and ownership of certain intellectual property, all of which would remain in full force and effect. If Mr. Cahan were to violate any of Sections 8 through 15 of the Employment Agreement, he will forfeit the right to receive the Payment Amount under the Proposed Severance Agreement.

(d) Election of New Directors

On August 31, 2007, the board of directors (the “Board”) of Remington authorized the following actions via unanimous written consent.

Approval of Increase in the Number of Directors and Approval of New Directors

The Board increased the number of directors from 13 to 14 and filled the vacancy on the Board created by such increase with the appointment of Stephen L. Hammerman to the Board.

Stephen L. Hammerman currently serves as Senior Special Counsel for Clifford Chance. He served as Deputy Commissioner of Legal Matters for the New York Police Department from 2002-2004 and was an executive at Merrill Lynch & Co. from 1978-2002. At Merrill Lynch he was Vice Chairman of the Board and a member of the Board of Directors and the Executive Committee. He served in numerous senior positions at Merrill Lynch including General Counsel and Chief Financial Officer. Mr. Hammerman also served as a Director of the New York Stock Exchange, Chairman of the National Association of Securities Dealers, Director of the Securities Investors Protection Corporation, New York Regional Administrator for the Securities and Exchange Commission and an Assistant United States Attorney for the

Southern District of New York. Mr. Hammerman graduated from the Wharton School of the University of Pennsylvania and received his law degree from the New York University School of Law.

As an outside director, Mr. Hammerman will be eligible to receive (i) an annual retainer of $25,000 for service as a director, (ii) a fee per meeting for each Board and/or committee meeting attended in person or via teleconference, (iii) reimbursement for reasonable travel and lodging incurred to attend meetings, and (iv) certain other benefits that may be offered to outside directors.

Although the Board has not yet determined the Board committee or committees on which Mr. Hammerman will serve, the Board has determined that the following directors identified in the Forms 8-K filed with the Securities and Exchange Commission on each of June 6, July 30 and August 14, 2007, are expected to serve on the following Board Committees:

Audit Committee: Bobby R. Brown, George Kollitides, II, Walter McLallen, and George Zahringer III

Compensation Committee: General George A. Joulwan (Ret.), George Kollitides, II, Kurt B. Larsen, and Paul Miller

Executive Committee: General Michael W. Hagee (Ret.), George Kollitides, II, Walter McLallen, Paul Miller, and Thomas L. Millner

Investment and Benefits Committee: Scott Parker, Madhu Satyanarayana, and George Zahringer, III.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.

Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer)

September 6, 2007